EXHIBIT 99.1

UTMD Reports Financial Performance for Fourth Quarter and Year 2012

Contact: Paul Richins	January 31, 2013
(801) 566-1200

Salt Lake City, Utah - In the fourth calendar quarter (4Q) 2012 and year of 2012, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:

	4Q (October – December)	Year (January – December)
Sales:	(1%)	+10%
Gross Profit:	+2%	+13%
Operating Income:	+23%	+28%
Net Income:	+22%	+37%
Earnings Per Share:	+19%	+35%

Earnings per share for the 2012 calendar year were $2.74.  Excluding the noncash effects of depreciation, amortization of intangible assets and non-cash stock option expense and asset impairment expense, 2012 consolidated earnings before taxes plus interest expense were $18,703. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Profitability measures compared to the same time periods in the prior calendar year were as follows:

	4Q12	4Q11	2012	2011
Gross Profit Margin (GPM):	61.2%	59.7%	60.9%	59.2%
Operating Profit Margin (OPM):	36.3%	29.4%	36.6%	31.3%
Net Profit Margin (NPM):	23.0%	18.8%	24.5%	19.6%

According to CEO Kevin Cornwell,
“UTMD obviously had an outstanding financial year in 2012 in a difficult economic environment for medical device companies, particularly in the U.S. After acquiring Femcare Holdings Limited in March 2011, UTMD was able to achieve profit margins more typical of its long term historical performance by realizing operating synergies from the combination of the entities. In 2013, UTMD will have the additional burden of the Obamacare medical device excise tax, which will be 2.3% of finished medical device sales in the U.S. If the excise tax were applied to 2012 revenues, it would have reduced net profits by about $210, reducing eps 6 cents per share. By achieving additional operating efficiencies, obtaining the benefit of a further lowered corporate income tax rate in the UK and continuing to focus our resources in more growth-oriented environments outside the U.S. where the tax is not applicable, UTMD hopes to mitigate the negative impact of the new tax on shareholder value in 2013.

As you know, one of management’s top priorities has been to eliminate the debt which resulted from the Femcare acquisition. UTMD has been repaying faster than required. In a year and nine months following the acquisition, over half the almost $27 million acquisition loan principal has been repaid. During 2012, UTMD reduced its loan balances by $8.7 million.

We invite shareholders to read UTMD’s SEC Form 10-K which will be published by March 18 to obtain more details regarding 2012 performance and management projections for 2013. UTMD’s focus remains on creating excellent long term shareholder value through providing highly reliable devices that help clinicians improve care and lower overall health care costs. We appreciate the continued confidence that our shareholders have demonstrated in the Company’s prospects for future success.”

Sales.
Total consolidated sales were up 10% in 2012 primarily because UTMD had the benefit of Femcare’s added sales for the full year compared to about 80% of the prior year. Domestic U.S. sales in 2012 were $19,955 (48% of total sales) compared to $18,853 (50% of total sales) in 2011.  In 4Q 2012, domestic U.S. sales were $4,434 (45% of total sales) compared to $4,647 (47% of total sales) in 4Q 2011.  International sales in 2012 were $21,596 compared to $19,007 in 2011.  In 4Q 2012, international sales were $5,398 compared to $5,259 in 4Q 2011.  Looking forward to 2013, UTMD expects continued growth in international sales to offset modest declines in U.S. domestic sales, with the exception of projected Filshie Clip sales by Femcare to Cooper Surgical in the U.S.

U.S. dollar (USD) denominated sales of devices to international customers by UTMD’s Ireland facility (excluding intercompany sales) were up 39% in 2012 compared to 2011, and were up 44% for 4Q 2012 compared to 4Q 2011. In Euro terms, UTMD Ltd (Ireland) 2012 sales were up 50% for the year and up 52% for 4Q.  A stronger U.S. dollar (USD) reduced the impact of growth in Ireland subsidiary sales. The average currency exchange rate in 2012 was 1.289 USD/Euro compared to 1.394 USD/Euro in 2011.  The average currency exchange rate was 1.282 USD/Euro in 4Q 2012 compared to 1.355 USD/Euro in 4Q 2011.  The growth in sales occurred both from improved orders for preexisting products, and also from direct (non-UK) international sales of products previously manufactured for Femcare by external suppliers and sold by Femcare to customers outside the UK.  UTMD projects continued substantial growth in Ireland subsidiary sales in 2013 as the facility continues to expand its direct distribution of products.

U.S. dollar (USD) denominated sales of devices to domestic and international customers by Femcare Group, Ltd (Femcare-Nikomed Ltd. and Femcare-Australia Ltd.), excluding intercompany sales, were up 24% in 2012 compared to 2011, and were down 14% for 4Q 2012 compared to 4Q 2011. The annual increase was due to the fact that UTMD had the benefit of Femcare’s added sales for the full year compared to about 80% of the prior year. The 4Q decrease was due to a weak quarter for direct hospital sales within the UK.  In British Pound (GBP) terms, Femcare’s 2012 sales were up 26% for the year and down 16% for 4Q.  The average currency exchange rate in 2012 was 1.584 USD/GBP compared to 1.606 USD/GBP in 2011.  The average currency exchange rate was 1.606 USD/GBP in 4Q 2012 compared to 1.572 USD/GBP in 4Q 2011.  UTMD projects about 5% lower sales for Femcare in 2013, based on a projection by Femcare’s largest customer, Cooper Surgical, for purchases of Filshie Clips for distribution in the U.S., that is $650 lower than in 2012.

Gross Profit.
UTMD’s 2012 average gross profit margin (GPM) improved because of a more favorable product mix over a full year compared to 80% of the prior year, substantially better utilization of manufacturing direct labor and overhead costs in Ireland, and better efficiencies in Utah molding operations from providing a greater volume of molded part components both to intercompany as well as external OEM customers.

Operating Profit.
Operating Profit results from subtracting operating expenses from gross profit. Operating expenses in 2012 were 24.3% of sales compared to 27.9% of sales in 2011. Operating expenses in 4Q 2012 were 24.9% of sales compared to 30.3% of sales in 4Q 2011. Operating expenses are comprised of general and administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.  In USD terms, 2012 operating expenses were $10,111 compared to $10,558 in 2011.  G&A expenses were $6,877 (16.6% of 2012 sales) compared to $7,225 (19.1% of 2011 sales).  G&A expenses in 2011 included $341 in Femcare acquisition expenses which did not recur in 2012.  Amortization of the acquired Femcare identifiable intangible assets (IIA) is part of G&A expenses. Amortization of Femcare IIA were 6.2% of 2012 sales, compared to 5.4% of 2011 sales. IIA amortization, a noncash expense, of about $2.6 million per year, depending on the USD/GBP exchange rate, will continue for the fifteen year estimated useful life of the Femcare IIA (or until the value of remaining IIA becomes impaired) from the March 2011 acquisition date. S&M expenses were $2,671 (6.4% of 2012 sales) compared to $2,815 (7.4% of 2011 sales). S&M expenses were down as a result from UTMD consolidating its S&M resources with Femcare. R&D expenses were $563 (1.4% of 2012 sales) compared to $518 (1.4% of 2011 sales).  A higher gross profit margin combined with lower operating expense ratio leveraged UTMD’s operating profit margin. Operating profit in 2012 was $15,196 (36.6% of sales) compared to $11,842 in 2011 (31.3% of sales).  In 4Q 2012, UTMD’s operating profit was $3,570 (36.3% of sales) compared to 4Q 2011 operating profit of $2,913 (29.4% of sales).

EBT.
Earnings Before Tax (EBT) results from subtracting non-operating expenses from operating profit. Non-operating expenses in 2012 were $659 compared to $762 in 2011.  The largest component of non-operating expense was interest on UTMD’s loans required to acquire Femcare. Interest on the acquisition loans only accrued for 80% of 2011 compared to all of 2012. Nevertheless, interest expense in 2012 was just $652 compared to $859 in 2011 because of UTMD’s rate of reduction of its debt balance. The total reduction in non-operating expense was less than the reduction in interest as a result of a $177 write-down of assets due to impairment, offset by $52 more non-operating income in 2012 from renting an unused portion of the Ireland facility.  2012 EBT was $14,537 compared to $11,080 in 2011. EBT in 2013 will continue to benefit from lower interest expense.

Net Profit.
Net profit results from subtracting estimated income taxes from EBT.  The consolidated income tax provision rate for 2012 was 30.0% compared to 33.1% in 2011.  The substantially lower tax provision rate was due mainly to an enlightened government in the UK which continued to lower corporate income taxes in order to promote growth in that country, but also to UTMD’s shift of business from a substantially higher taxed sovereignty in the U.S. to lower taxed sovereignties in Ireland and the UK. UTMD’s net profit 2012 was $10,169 (24.5% of consolidated sales) compared to $7,414 in 2011 (19.6% of sales), due to expansion of its operating profit margin, lower non-operating expenses and lower consolidated income tax rate.  In 4Q 2012, UTMD’s net profit was $2,259 (23.0% of sales) compared to $1,858 (18.8% of sales) in 4Q 2011.  The higher net profit margin drove UTMD’s Return on Shareholder Equity for the year of 2012 (prior to the payment of cash dividends) to 22% from 19% in 2011.

Earnings Per Share (EPS).
Outstanding shares at the end of 2012 were 3,703,000 compared to 3,640,000 at the end of 2011. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2012 was 149,500 shares at an average exercise price of $26.68/ share, including shares awarded but not vested. This compares to 238,300 unexercised option shares outstanding at the end of 2011. The decrease was due to options exercised by employees after a substantial increase in share price during the year. UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 33,900 in 4Q 2012 compared to 11,800 in 4Q 2011, and 34,000 for the year 2012 compared to 14,100 in 2011.  The increase in dilution was due to the 34% higher share price at the end of 2012 compared to the end of 2011.

UTMD paid $3,555 in cash dividends ($.965/share) to its shareholders in 2012 compared to $3,433 ($.945/share) in 2011.  Dividends paid to shareholders during 2012 were 35% of net profits and EPS.

During 4Q 2012, UTMD repurchased 15,000 of its shares in the open market at $33.57 per share including commissions.  UTMD did not repurchase shares in the open market during the first three quarters of 2012 or in 2011. The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 2012 was $36.05, up 34% from the $27.00 closing price at the end of 2011.

Changes in UTMD’s Balance Sheet at the end of 2012 from the end of 2011 again represented significant improvement. At the end of 2012, UTMD owned $77 million in total assets including $9 million in cash, offset by about $13 million in debt. Intangible assets represented 65% of total assets. Stockholders’ Equity was $51 million.  In comparison, at the end of 2011, UTMD had almost $7 million in cash and equivalents as part of $76 million in total assets, and $22 million in debt.  Intangible assets were 66% of total assets, and Stockholders’ Equity was less than $41 million.

Some other highlights regarding changes in UTMD’s Balance Sheet during 2012 include:
1)  Cash and investments balances increased $2.3 million even though the Company distributed $3.6 million in cash payments to shareholders, used $0.5 million to repurchase shares and reduced loan principal balances in USD terms by $8.7 million.
2)  The Ireland loan was repaid in full.
3)  Inventories, which were too high after the acquisition of Femcare, were reduced 13% or $652, achieving year end inventory turns at 3.7.
4) Accounts Receivable over 90 days from date of invoice were less than 1% of trade receivables.

Financial ratios as of December 31, 2012 which may be of interest to shareholders follow:
1)  Current Ratio = 2.0
2)  Days in Trade Receivables (based on 4Q sales activity) = 35
3)  Average Inventory Turns (based on 4Q CGS) = 3.4
4)  2012 ROE = 22% (prior to payment of dividends)

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care “reforms”, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):
	4Q 2012	4Q 2011	Percent Change
Net Sales	$9,832	$9,907	(0.7%)
Gross Profit	6,021	5,913	+1.8%
Operating Income	3,570	2,913	+22.5%
Income Before Tax	3,322	2,711	+22.5%
Net Income	2,259	1,858	+21.6%
Earnings Per Share	$0.606	$0.509	+19.1%
Shares Outstanding (diluted)	3,727	3,651

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):
	2012	2011	Percent Change
Net Sales	$41,552	$37,860	+9.8%
Gross Profit	25,307	22,400	+13.0%
Operating Income	15,196	11,842	+28.3%
Income Before Tax	14,537	11,080	+31.2%
Net Income	10,169	7,414	+37.2%
Earnings Per Share	$2.740	$2.034	+34.7%
Shares Outstanding (diluted)	3,711	3,645

BALANCE SHEET
(in thousands)
	(audited) DEC 31, 2012	(unaudited) SEP 30, 2012	(audited) DEC 31, 2011
Assets
Cash & Investments	$8,913	$9,369	$6,599
Accounts & Other Receivables, Net	4,341	5,037	4,734
Inventories	4,353	4,707	5,005
Other Current Assets	928	944	678
Total Current Assets	18,535	20,057	17,016
Property & Equipment, Net	8,428	8,449	8,805
Intangible Assets, Net	49,972	50,297	50,568
Total Assets	$76,935	$78,803	$76,389
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$3,821	$5,965	$4,201
Current Portion of Notes Payable	5,402	5,450	5,430
Total Current Liabilities	9,223	11,415	9,631
Notes Payable (excluding current portion)	7,603	9,415	16,242
Other LT Liabilities	363	450	434
Deferred Tax Liability – Intangibles	7,890	8,053	8,549
Deferred Revenue and Income Taxes	884	760	777
Stockholders’ Equity	50,972	48,710	40,756
Total Liabilities & Shareholders’ Equity	$76,935	$78,803	$76,389